Exhibit 10.1

STANDARD LEASE SUMMARY

THIS LEASE is made as of this 31st day of January, 2007 between the following parties:

LANDLORD:	TENANT:
DOMINO’S FARMS OFFICE PARK, L.L.C.	AASTROM BIOSCIENCES, INC.
(a Michigan corporation)	(a Michigan corporation)
Post Office Box 445	Post Office Box 376
24 Frank Lloyd Wright Drive	24 Frank Lloyd Wright Drive
Ann Arbor, Michigan 48106	Ann Arbor, Michigan 48106

The following is intended to summarize certain basic terms of this Lease, and is not intended to be exhaustive. In the event anything set forth in this Lease Summary (“Lease Summary”) conflicts with the other specific provisions of this Lease contained in the Standard Lease Terms, the latter shall be deemed to control.

A.            BUILDING:

The office building commonly known as Domino’s Farms Prairie House located at 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106.

B.            PREMISES:

Lobby K, Level 2:      Approximately 32,708 rentable square feet based upon 29,735 usable square feet, plus a 10% common area factor.

Lobby K, Level 1:      Approximately 589 usable square feet. (Mechanical room).

Lobby K, Level 1:      Approximately 3234 usable square feet. (Storage rooms).

C.            TERM:

Commencement Date:

For the Level 1 Storage Rooms, the Commencement Date shall be the same as the date of execution of this Lease.

i

For the Level 1 Mechanical Room, the Commencement Date shall be the day following the receipt of a Temporary Certificate of Occupancy from the Ann Arbor Township Building Inspector for Phase 1 of the Level 2 suite, estimated to be approximately March 29, 2007.

For Phase 1 of the Level 2 suite, which is approximately 3,904 usable square feet, the Commencement Date shall be the day following the receipt of a Temporary Certificate of Occupancy from the Ann Arbor Township Building Inspector for said space, estimated to be approximately March 29, 2007.

For Phase 2 of the Level 2 suite, which is approximately 20,906 usable square feet, the Commencement Date shall be the day following the receipt of a Temporary Certificate of Occupancy from the Ann Arbor Township Building Inspector for said space, estimated to be approximately May 1, 2007.

For Phase 3 of the Level 2 suite, which is approximately 4,925 usable square feet, the Commencement Date shall be the day following the receipt of a Final Certificate of Occupancy from the Ann Arbor Township Building Inspector for said space, estimated to be approximately May 15, 2007.

Expiration Date:

Six (6) years following the Commencement Date for Phase 3 of the Level 2 suite.

Options:

Two (2) five-year options exercisable upon six (6) months prior written notice to Landlord.

E.             RENT:

Year 1                                                            Level 2 suite: $30.83 per rentable square foot

Level 1 rooms: $10.28 per usable square foot

Years 2 — 5:                         Rent shall be adjusted each year by the amount of the Consumers Price Index for the Detroit Metropolitan area (“CPI”) for the previous calendar year. In no year will the rent be decreased from the previous year. If at any time during the term hereof the United States Bureau of Labor Statistics shall discontinue the issuance of the CPI, then the parties agree to use any other standard, nationally recognized cost of living index then issued and available, which is published by the United States Government, and if no governmental index is then published, then by any generally recognized privately published index of the cost of living. If the adjustment in annualized Base Rent for any new twelve (12) month period has not been calculated prior to the due date of the monthly installment of minimum net rent for such month, the relevant monthly installment shall be paid based on the prior year’s annualized base rent until such time as the new base rent has been established, and the shortfall, if any, shall be paid with the first monthly installment for which the revised minimum base rent has been established.

E.             PERMITTED USES:

General office, lab, manufacturing, material storage and shipping.

F.              SECURITY DEPOSIT:

Not applicable.

G.            LANDLORD’S AGENT:

Domino’s Farms Corporation

H.           MAILING ADDRESS:

24 Frank Lloyd Wright Drive
P.O. Box 445
Ann Arbor, MI 48106-0445

RIDERS ATTACHED:

Rider A       Office Location

Rider B       Rules and Regulations

Rider C       Work Agreement

Rider D       Additional Provisions

Rider E        Hazardous Materials

STANDARD LEASE TERMS

SECTION 1
Definitions/Lease

1.01                        Definitions: In addition to words and phrases defined in these Standard Lease Terms, the words and phrases in the Summary of Lease Terms shall have the meanings set forth therein.

1.02                        Lease of Premises: In consideration of the rents to be paid and the covenants and agreements to be performed hereunder, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises.

SECTION 2
Amenities and Common Area

2.01                        Amenities: Tenant’s lease of the Premises shall include the nonexclusive right to the use of such building amenities as are generally made available to tenants of the Building. The use and the availability of all such amenities shall be subject to the reasonable rules and regulations established by Landlord or the respective proprietor or operator of such amenities and subject to such prices or fees as may be established from time to time for the use of any amenity. In addition, Tenant shall be entitled to unreserved parking spaces in the parking area provided for the Building, together with the nonexclusive right to use the walkways and other means of ingress and egress over the land surrounding the Building, and all other rights of ingress and egress provided for use in common by all owners and tenants of the Building.

2.02                        Common Area: The term “Common Area” means that part of the Building intended by Landlord for the common use of all tenants, including, but not limited to, lobbies, public entrances, restrooms, stairways, elevators, corridors, parking areas and walkways. Tenant, and its employees, guests, invitees and licensees, shall have the nonexclusive right to use the Common Area with other tenants and other persons permitted by Landlord to use the same. Tenant shall not take any action which would interfere with the rights of other persons to use the Common Area.

SECTION 3
The Term

3.01                        Term: The Term of this Lease and the payment of rent hereunder, shall commence on the Commencement Date and shall end on the Expiration Date as set forth on the Standard Lease Summary, unless terminated by Tenant in accordance with Section 3.04 below.

3.02                        Waivers: Tenant expressly waives any right to rescind this Lease and further expressly waives the right to recover any damages, direct or indirect, which may result from Landlord’s failure to deliver possession of the Premises on the Commencement Date. The Commencement Date shall not be postponed or delayed by reason of or arising out of delays occasioned by Tenant.

3.03                        Options Provided Tenant is not in default under this Lease beyond the applicable cure period at the time of exercise of the option, Tenant shall have two (2) options to extend the term of this Lease for an additional five (5) years (each an “Option Period”), such Option Periods to begin upon the expiration of the Lease Term or Option Period, as the case may be. If Tenant shall elect to exercise such option to renew, it shall do so by giving written notice to Landlord not less than six (6) months before the expiration of the original Term or Option Period, as the case may be (the “Exercise Notice”). Except for the Base Annual Rent, all terms and conditions of the Lease shall apply during each Option Period and Tenant shall accept the Leased Premises in its then “AS IS” condition; provided, however, that the foregoing shall not affect Landlord’s obligations with regard to maintenance and repair of the Leased Premises.

3.04                        Tenant’s Right to Terminate. Intentionally omitted.

3.05                        Right of First Refusal: See Rider D, Additional Provisions.

SECTION 4
The Base Rent

4.01                        Base Annual Rental: Tenant agrees to pay to Landlord the Base Annual Rental for the original Term of this Lease without right of set-off or abatement (except as expressly permitted under this Lease).

4.02                        Base Monthly Rental: The Base Annual Rental shall be payable in monthly installments equal to the Base Monthly Rental, in advance, without any set-offs or deductions (except as expressly permitted under this Lease), on the first day of each month (the “Rent Day”) during the Term of this Lease at the mailing address shown in Paragraph I of the Summary, or at such other place as Landlord from time to time may designate in writing. In the event the Commencement Date is other than the first day of the calendar month, the Base Monthly Rental for the first and last partial months shall be prorated based on the actual number of days of such months included within the Lease Term and based upon the amount of the Base Monthly Rental.

SECTION 5
Late Charges and Interest

5.01                        Late Charges: Any rent or other sums payable by Tenant to Landlord under this Lease which are not paid by Tenant and received and accepted by Landlord within seven (7) days after they are due will be subject to a one-time late charge of five percent (5%) of the amount due. Such late charges will be due and payable as additional rent on or before the next Rent Day.

5.02                        Interest: Any rent, late charges or other sums, if any, payable by Tenant to Landlord under this Lease not paid within thirty (30) days after the same are due will bear interest at a per annum rate of eleven percent (11%); provided however, if such rate exceeds the maximum rate of interest permitted by law under such circumstances, then such rate shall be reduced to the maximum permissible rate. Such interest will be due and payable as additional rent on or before the next Rent Day, and will accrue from the date that such rent, late charges or other sums are first payable under the provisions of this Lease until actually paid by Tenant.

5.03                        Default: Any default in the payment of rent, late charges or other sums will not be considered cured unless and until the late charges and interest due hereunder are paid by Tenant to Landlord. If Tenant defaults in paying such late charges and/or interest, Landlord will have the same remedies as on default in the payment of rent. The obligation hereunder to pay late charges and interest exists in addition to, and not in the place of, the other default provisions of this Lease.

SECTION 6
Taxes and Assessments

6.01                        Personal Property Taxes: Tenant shall be responsible for and pay all personal property taxes assessed against Tenant’s fixtures, equipment and other property of Tenant located on the Premises.

6.02                        Real Property Taxes: Landlord shall, at its sole cost and expense, pay all real property taxes and assessments levied against the Building and Common Areas.

SECTION 7
Utilities and Utility Expenses

7.01                        Telecommunications: Tenant shall arrange for and pay for the installation of telephone and other telecommunications services to the Premises, subject to Landlord’s prior written approval of the means of installation of such service(s).

7.02                        Utilities to be Furnished: So long as Tenant is not in default under the terms of this Lease, Landlord shall furnish, at its sole cost and expense, the following utilities as required for comfortable occupancy of the Premises (“Utilities”):

A.            Electricity for usual office requirements and as necessary for Tenant’s use of the Premises as more particularly set forth in the Work Agreement;

B.            Air conditioning and heat during the appropriate season, as provided in the Rules and Regulations attached as Rider B; and

C.                 Hot and cold water for kitchen purposes.

7.03                        Interruption of Utilities: Interruption or curtailment of any Utility for any reason or interruption or curtailment of any service maintained in the Building, if caused by strikes, mechanical difficulties, or any causes or acts beyond Landlord’s reasonable control, whether similar or dissimilar to those enumerated, shall not entitle Tenant to any claim against Landlord or to any abatement in rent, nor shall the same constitute constructive or partial eviction, unless Landlord fails to take such measures as may be reasonable in the circumstances to restore the service or Utility without undue delay. If the Premises are rendered untenantable in whole or in part for a period of over three (3) full business days, by the making of repairs, replacements or additions (other than those made at Tenant’s request or caused by misuse or neglect by Tenant or Tenant’s agents, servants, visitors, invitees, licensees or employees or those required by any governmental authority due to the nature of Tenant’s use of the Premises), or if Landlord fails to make such repairs, replacements or additions as necessary to restore the Utility service after Tenant gives Landlord written notice, there shall be a proportionate abatement of rent during the period of such untenantability. Except in cases of emergency, Landlord shall give Tenant reasonable prior notice of any delay or diminution in any Utility service and shall use commercially reasonable efforts to minimize any inconvenience to Tenant where such delay or diminution is the result of Landlord’s voluntary actions.

SECTION 8
Insurance

8.01                        Liability Insurance: Tenant shall obtain, at its own expense, comprehensive general liability insurance coverage, including blanket contractual coverage, against claims for or arising out of bodily injury, death or property damage occurring in, on or about the Premises, which policy or policies shall name Landlord as an additional insured. The policy may be either a dual limit policy in the amounts of $1,000,000 per person and $1,000,000 per occurrence for bodily injury and $1,000,000 per occurrence for property damage or a single limit policy in the amount of $1,000,000. Landlord may require that the limits of such insurance be increased in reasonably appropriate amounts as may be determined by Landlord or any mortgagee of the Building; provided, however, that the amount of coverage will not be increased more frequently than at one (1) year intervals. Such policy shall be issued by an insurance company reasonably acceptable to Landlord. The policy procured by Tenant under this Subsection 8.01 must provide for at least thirty (30) days written notice to Landlord of any cancellation. On or before the Commencement Date, Tenant shall deliver to Landlord, at Landlord’s option, a certificate of insurance or a certified copy of the original policy, together with receipts evidencing payment of the premiums therefore. Tenant will deliver certificates of renewal for such policies to Landlord at least thirty (30) days prior to the expiration dates thereof. The insurance provided by Tenant under this Subsection 8.01 may be in the form of a blanket insurance policy covering other properties as well as the Premises; provided, however, that Tenant must furnish Landlord with a written statement from the insurer(s) under such policy or policies which statement shall (i) specify the policy limits of the policy or policies, (ii) state that the Premises and this Lease are covered by such policy or policies and (iii) state the amount of total insurance allocated to the Premises; provided, further, that any such policy or policies of blanket insurance must, as to the Premises, otherwise comply as to insurance amounts, endorsements, notice of cancellation and coverage with the other provisions of this Subsection 8.01.

8.02                        Insurance for Leasehold Improvements: Tenant shall obtain, at its own expense, a policy to insure the leasehold improvements to be made to the Premises and any other fixtures or equipment of Tenant which will remain the property of Landlord under Section 19 of this Lease. The policy shall name Landlord as an additional insured for full replacement cost against loss by fire, with standard extended risk coverage, vandalism, malicious mischief, sprinkler leakage and all other risk perils.

8.03                        Replacement Cost: Tenant shall at all times maintain insurance for full replacement cost of property of Tenant located in or about the Premises.

8.04                        Landlord’s Insurance: During the term of this Lease, Landlord shall, at its sole cost and expense, procure and maintain (i) general liability insurance for the Common Areas and Building, including coverage for personal injury and property damage; (ii) fire and extended coverage insurance for the Building equal to the full replacement value of the Building, including umbrella coverage and (iii) rental interruption insurance.

SECTION 9
Payment for Services Rendered by Landlord

9.01                        Payment for Services: If Landlord at any time, subject to the notice and cure provisions of Section 23.01 below, (i) does any work or performs any service in connection with the Premises, or (ii) supplies any materials to the

Premises, and the cost of such services, work or materials is Tenant’s responsibility under the provisions of this Lease, Landlord will invoice Tenant for the reasonable cost, payable on the next Rent Day or within thirty (30) days after delivery of the invoice, whichever is later. This Section 9.01 will apply to any such work, service or materials, whether furnished at Tenant’s request or on its behalf and whether furnished or caused to be furnished by Landlord, its agents, employees or contractors. All amounts payable under this Section 9.01 will be additional rental and failure by Tenant to pay them when due will be a default under this Lease and, in addition to any other remedies provided in this Lease upon default, will result in the assessment of late charges and interest under Section 5.

SECTION 10
Use of Premises

10.01                 Permitted Uses: The Premises will be used and occupied by Tenant for the Permitted Uses and for no other purpose without prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant agrees that it will not use or permit any person to use the Premises or any part thereof for any use or purposes in violation of the laws of the United States, the laws, ordinances or other regulations of the state and municipality in which the Premises are located, or of any other lawful authorities. During the Term or any extension, Tenant will comply with all lawful health and police regulations and with the Rules and Regulations attached as Rider B.

10.02                 Rules and Regulations: The Landlord may, from time to time, establish reasonable rules and regulations (“Rules and Regulations”) for use of the Premises, the Building and the Common Areas by Tenant and all other persons. Those Rules and Regulations in effect on the date of this Lease are attached as Rider B. All such rules and regulations may be amended or replaced, at Landlord’s option, upon written notice to Tenant (sent by mail or otherwise delivered to the Premises). All such amendments or replacements shall be deemed to automatically amend and replace those Rules and Regulations set forth in Rider B.

SECTION 11
Damage

11.01                 Damage: If the Premises are damaged or destroyed in whole or in part by any fire or other casualty during the Term hereof, Landlord will repair and restore the same to good tenantable condition with reasonable dispatch (not to exceed two hundred seventy (270) days), the rent herein provided for shall abate entirely in case the entire Premises are untenantable and prorata on an equitable basis for the portion rendered untenantable, in case a part only is untenantable, until the same shall be restored to a tenantable condition. If such repairs cannot, in Landlord’s reasonable opinion, be made with two hundred seventy (270) days, then either Landlord or Tenant (without payment of the Termination Fee) shall have the right, by written notice given to the other within seventy five (75) days after the date of the damage or destruction, to terminate this Lease as of the date of the damage or destruction and any rent attributable to a period of time after such damage or destruction shall be remitted by Landlord to Tenant. Landlord shall, within forty five (45) days after such damage or destruction give Tenant written notice as to whether, in Landlord’s reasonable opinion, the Premises can be restored within two hundred seventy (270) days after the date of the damage or destruction. If neither party elects to terminate this Lease pursuant to this Section 11.01, Landlord shall repair the Premises in accordance with this Section 11.01. The foregoing shall be subject to all of the following: (i) if Tenant shall fail to adjust its own insurance or to remove its damaged goods, wares, equipment or property within a reasonable time, and as a result thereof the repairing and restoration is delayed, there shall be no abatement of rental during the period of such resulting delay; (ii) that there shall be no abatement of rental if such fire or other cause damaging or destroying the Premises shall result from the negligence or willful act of Tenant, its agents, servants, licensees, or employees; (iii) that if Tenant shall use any part of the Building other than the Premises for storage, during the period of repair, a reasonable charge shall be made therefore against Tenant; (iv) that in case the Premises or the Building shall be destroyed to the extent of more than one-half (1/2) of the full insurable value thereof, Landlord may at its option terminate this Lease forthwith by a written notice to Tenant within forty five (45) days after the date of the damage or destruction.

SECTION 12
Maintenance and Repairs

12.01                 Maintenance and Repairs: Landlord will, at its sole cost and expense, maintain, repair and keep all structural, electrical, mechanical and plumbing systems of the Building (other than such systems installed by Tenant) and any other improvements on the land which serve the entire Building, including the parking lot, at all times, in compliance with all applicable laws, and in good condition and repair, except for reasonable and normal wear and tear.

Landlord will also, at its sole cost and expense, maintain, repair and replace the grounds, sidewalks, driveways and parking areas serving the Building in compliance with all applicable laws, and in good condition and repair, except for reasonable wear and tear. Landlord assumes, at its sole cost and expense, the responsibility for the operation, security, management, maintenance and repair of the Common Area. The Common Area shall be maintained in compliance with all applicable laws, and in good condition and repair, except for reasonable and normal wear and tear.

12.02                 Cost of Repairs: From and after the Commencement Date, any repairs, additions or alterations to the Building including any of its systems (e.g., plumbing, electrical, mechanical) structural or non-structural, or to the Premises, which are required by any law, statute, ordinance, rule, regulation or governmental authority or insurance carrier, including, without limitation, OSHA, arising exclusively out of Tenant’s use or occupancy of the Premises, will be made by Landlord at Tenant’s expense including, without limitation, those which require the making of any structural, unforeseen or extraordinary changes. The foregoing shall not apply to any such repairs that are required because of Landlord’s use of the Building generally as an office building. Tenant agrees to pay the total costs incurred by Landlord for repairs made under this Subsection 12.02 within thirty (30) days after the delivery of an invoice for same. All amounts payable under this Section 12.02 will be additional rental and failure by Tenant to pay them when due will be a default under this Lease and, in addition to any other remedies provided in this Lease upon default, will result in the assessment of late charges and interest as set forth in Section 5. Notwithstanding the foregoing, Landlord shall give Tenant written notice prior to expending any sums necessitated by Tenant’s use and Tenant shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by applicable laws and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by applicable laws.

12.03                 Maintenance: Except as otherwise provided in this Lease, Tenant agrees at its own expense to maintain the Premises and all improvements thereto, including any improvements made by Tenant, at all times in good condition and repair except for reasonable and normal wear and tear, and damage caused by fire or other casualty.

12.04                 Janitorial Services: Landlord will provide janitorial services to the Premises in accordance customary standards for the Building.

SECTION 13
Leasehold Improvements

13.01                 Plans/Allowance: Landlord and Tenant agree that the Premises may be improved (“Leasehold Improvements”) in accordance with certain plans and specifications to be prepared by Tenant or Tenant’s agents, which plans and specifications shall be subject to Landlord’s reasonable prior approval in the same manner as provided in Section 14.01.

13.02                 Construction: Any improvements to be made to the Premises pursuant to Tenant’s approved plans and specifications shall be constructed by Landlord and any contractors pursuant to the Work Agreement to be entered into by Landlord and Tenant in the form attached as Rider C.

SECTION 14
Alterations

14.01                 Alterations: Landlord must review plans for and approve any structural alterations, additions, or improvements, exterior or interior, to the Premises including alterations made at the request of Tenant. Landlord’s consent for any interior improvements will not be unreasonably withheld, conditioned or delayed; provided that Landlord’s consent to exterior improvements may be withheld in Landlord’s sole and absolute discretion. Any modification of the Premises other than as specifically set forth in the Work Agreement as Landlord’s expense will be at the expense of Tenant. All work will be done in accordance with the Building Interior Specifications document(s) which can be obtained by Tenant from Landlord. Notwithstanding the foregoing, Tenant may, with Landlord’s consent, install or replace carpeting within the Premises, paint all or any portion of the walls of the Premises, or make minor, non-structural alterations which do not adversely affect the base building systems, including but not limited to alterations to Tenant’s phone, data or audio/visual system or infrastructure, provided all such carpeting, paint or other alterations meet or exceed the applicable building standard. Tenant must notify the Landlord prior to the commencement of any work, and all modifications must adhere to the Build Interior Specifications document referenced above.

14.02                 Restoration of Premises: All alterations, additions and improvements made by either of the parties hereto on the Premises after the date hereof will be the property of Landlord and will remain on and be surrendered with the Premises at the termination of this Lease provided, however, that except for the work being performed under the Work Agreement, Tenant shall remove, at Landlord’s option, all alterations, additions or improvements to the Premises made for Tenant after the date hereof and Tenant shall pay to Landlord to restore the Premises to the Premises’ original condition. Notwithstanding the foregoing, in the event that Landlord gives its consent, pursuant to the provisions of this Section 14, to allow Tenant to make an alteration in the Premises after the date hereof, Landlord agrees, upon Tenant’s written request, to notify Tenant in writing at the same time of the giving of such consent whether Landlord will require Tenant, at Tenant’s cost, to remove such alteration at the end of the Lease Term. In addition, in the event that Landlord’s consent to an alteration by Tenant is not necessary under Section 14, Landlord agrees, promptly after Tenant notifies Landlord in writing of the alteration that Tenant intends to make, to notify Tenant in writing whether Landlord will require Tenant, at Tenant’s cost, to remove such alteration at the end of the Lease Term.

SECTION 15
Liens

15.01                 Liens: Tenant will keep the Building, Premises and surrounding land free of liens of any sort attributable to the acts of Tenant and will hold Landlord harmless from any liens which may be placed on the Building, Premises or surrounding land due to the acts of Tenant and except those attributable to the acts of Landlord or other tenants, or any party claiming by through or under Landlord.

SECTION 16
Eminent Domain

16.01                 Eminent Domain: If the Premises are taken by any public authority under power of eminent domain, or by private sale in lieu of eminent domain, this Lease will terminate as of the date of such taking or sale, and Tenant may receive a prorata refund of any rents, deposits or other sums paid in advance. Landlord reserves the right, however, to elect to demolish, rebuild or reconstruct the Building if any portion of the Building is so taken, and if Landlord so elects, whether or not the Premises are involved in the taking, this Lease may be terminated by Landlord on written notice to Tenant and the rent will be adjusted to the date Tenant’s possession of the Premises is terminated. If a portion of the Premises, Building or Common Area is taken and such taking will, in Tenant’s reasonable judgment, prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately prior to such taking, Tenant shall have the right to terminate this Lease by giving written notice to Landlord within forty-five (45) days from the date of such taking. If a portion of the Premises is taken and neither Landlord nor Tenant terminates this Lease, rent shall abate in proportion that the untenantable portion of the Premises bears to the entire Premises.

16.02                 Condemnation Award: The whole of any award or compensation for any portion of the Premises taken, condemned or conveyed in lieu of taking or condemnation shall be solely the property of and payable to Landlord. Nothing herein contained shall be deemed to preclude Tenant from seeking at its own cost and expense, an award from the condemning authority for loss of its business, the value of any trade fixtures or other personal property of Tenant in the Premises or moving expenses, provided that the award for such claim or claims shall not be in diminution of the award made to Landlord.

SECTION 17
Assignment or Subletting

17.01                 Assignment or Subletting: Tenant agrees not to assign or in any manner transfer this Lease or any interest in this Lease without the previous written consent of Landlord, and not to sublet the Premises or any part of the Premises or allow anyone to use or to come in, with, through or under it without like consent, which consent shall not be unreasonably withheld or delayed. Upon any attempted unconsented assignment or sublease, Landlord shall have the right to terminate this Lease. One such consent will not be deemed a consent to any subsequent assignment, subletting, occupation or use by any other person. Any sublease on the Premises executed by Tenant and a third party must terminate when the Term of this Lease expires. The acceptance of rent from an assignee, subtenant or occupant will not constitute a release of Tenant from the further performance of the obligations of Tenant contained in this Lease. In the event of any such assignment or sublease of all or any portion of the Premises where the rental or other consideration reserved in the sublease or by the assignment exceeds the rental or prorata portion of the rental, as the case may be, for such space reserved in this Lease, Tenant agrees to pay Landlord monthly, as additional rental, on the Rent Day, the excess of the rental or other consideration reserved in the sublease or assignment over the rental reserved in this Lease applicable to the subleased/assigned space. Notwithstanding the foregoing, Tenant shall have the right to assign this Lease or to sublease all or a portion of the Leased Premises without Landlord’s consent to (i) an entity resulting from a merger or consolidation with Tenant; (ii) any entity succeeding to all or substantially all of the business and assets of Tenant; or (iii) any direct subsidiary of Tenant. When Landlord’s consent to a sublease is required, Landlord shall, within fifteen (15) business days after Tenant submits to Landlord a written request for Landlord’s consent to a sublease, which request shall identify the proposed subtenant and generally describe the nature of such subtenant’s business and clientele and be accompanied by a copy of the proposed sublease, give Tenant written notice approving or disapproving of such sublease. If Landlord fails to give Tenant written notice either approving or disapproving of such proposed sublease within such fifteen (15) business day period, Landlord shall be deemed to have approved such sublease. Notwithstanding any of the foregoing, it is clearly understood that any type of embryonic research or associated activities would not be an approved use in or on the Premises.

SECTION 18
Inspection and Alteration of Public Portions

18.01                 Inspection: Tenant agrees, upon reasonable prior written or telephonic notice, to permit Landlord and the authorized representatives of Landlord to enter the Premises during Tenant’s normal business hours for the purpose of inspecting the same. Notwithstanding the foregoing, Landlord shall have the right to access the Premises without notice to Tenant in the event of an emergency. “Emergency” as used herein shall mean the threat of immediate injury or damage to persons or property or the immediate imposition of a civil or criminal fine or penalty.

18.02                 Right to Enter and Alter Premises: Upon reasonable prior written or telephonic notice from Landlord, Tenant shall permit Landlord to erect, use and maintain pipes and conduits located above the ceiling or below the flooring of the Premises. Landlord or its agents or designees shall have the right, subject to the provisions of Section 18.01 above, to enter the Premises, for the purpose of making such repairs or alterations as Landlord shall be required or shall have the right to make by the provisions of this Lease and, subject to the foregoing, shall also have the right to enter the Premises for the purpose of exhibiting them to prospective purchasers of the Building or to prospective mortgagees or to prospective assignees of any such mortgagees. Landlord shall be allowed to take all material into and upon the Premises that may be required for the repairs or alterations above mentioned without the same constituting an eviction of Tenant in whole or in part, and the rent reserved shall in no wise abate, except as otherwise provided in this Lease, while said repairs or alterations are being made. Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant’s vaults, safes and similar areas designated in writing by Tenant in advance ); and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from the Premises, or any portion thereof. Notwithstanding anything contained herein to the contrary, Landlord covenants and agrees that any such entry shall be conducted so as to minimize interference with Tenant’s business operations.

18.03                 Right to Show Premises: During the twelve (12) months prior to the expiration of the Term of this Lease, Landlord may exhibit the Premises to prospective tenants upon prior reasonable written or telephonic notice during Tenant’s normal business hours.

18.04                 Right to Alter Public Portions of Building: Landlord shall have the right at any time without thereby creating an actual or constructive eviction or incurring any liability to Tenant therefore, to change the arrangement or location of entrances, passageways, doors, and doorways, corridors, stairs, toilets and other like public service portions of the Building; provided such modifications do not materially and adversely affect Tenant’s use of the Premises. Tenant shall at all times be provided with safe and convenient entrance to the Premises.

18.05                 Name of Building: Landlord shall have the right at any time to name the Building for any person(s) or tenant(s) and to change any and all such names at any time thereafter.

SECTION 19
Fixtures and Equipment

19.01                 Landlord’s Property: All fixtures and equipment paid for by Landlord and all improvements, fixtures and equipment which may be paid for and placed on the Premises by Tenant from time to time but which are so incorporated and affixed to the Premises that their removal would involve damage or structural change to the Premises, will be and remain the property of Landlord. Notwithstanding the foregoing, Tenant shall have the unconditional right to remove all or portions of its trade fixtures and equipment, subject to Tenant’s obligation as described above to promptly repair any resulting damage, at Tenant’s sole expense.

19.02                 Tenant’s Property: All improvements, furnishings, equipment and fixtures other than those specified in Subsection 19.01, which are paid for and placed on the Premises by Tenant from time to time will remain the property of Tenant and be removed by Tenant at the expiration of the Lease.

SECTION 20
Notices or Demands

20.01                 Notices or Demands: All bills, notices, statements, communications or demands (collectively, “notices or demands”) upon Landlord or Tenant desired or required to be given under any of the provisions hereof must be in writing. Any such notices or demands from Landlord to Tenant will be deemed to have been duly and sufficiently given if a copy thereof has been personally delivered or mailed by United States mail in an envelope properly stamped and addressed to Tenant at the address of the Premises or at such other address as Tenant may have last furnished in writing to Landlord for such purpose. Any such notices or demands from Tenant to Landlord will be deemed to have been duly and sufficiently given if personally delivered to Landlord or mailed by United States mail in an envelope properly stamped and addressed to Landlord at the address set forth in the Lease Summary or such other address as the Landlord may designate in writing from time to time. The effective date of such notice or demand will be deemed to be the time when personally delivered or mailed as herein provided.

SECTION 21
Breach; Insolvency; Re-Entry

21.01                 Default: If any rental payable by Tenant to Landlord remains unpaid for more than ten (10) days after written notice to Tenant of nonpayment, or if Tenant violates or defaults in the performance of any of its obligations in this Lease and the violation or default continues for a period of thirty (30) days after written notice (unless more than thirty (30) days is reasonably required to cure the breach and Tenant commences with that 30-day period to cure the breach and diligently prosecutes the cure to completion), then Landlord may (but will not be required to) declare this Lease forfeited and the Term ended, or re-enter the Premises, or may exercise all other remedies available under Michigan law. Landlord will not be liable for damages to person or property by reason of any legitimate re-entry or forfeiture.

21.02                 Bankruptcy: If Tenant is adjudged bankrupt or insolvent, files or consents to the filing of a petition in bankruptcy under Federal or State law, applies for or consents to the appointment of a receiver for all or substantially all of its assets, or makes a general assignment for the benefit of its creditors, then Tenant shall be in default under this Lease and, to the extent from time to time permitted by applicable law, including but not limited to the Federal Bankruptcy Code, Landlord shall be entitled to exercise all remedies set forth in Section 21.01. In a reorganization under Chapter 11 of the Federal Bankruptcy Code, the debtor or trustee must assume this Lease or assign it within sixty (60) days from the filing of the proceeding, or he shall be deemed to have rejected and terminated this Lease. Tenant acknowledges that its selection to be the tenant hereunder was premised in material part on Landlord’s determination of Tenant’s creditworthiness and the character of its occupancy and use of the Premises would be compatible with the nature of the Premises and other adjacent properties and tenants of Landlord. Therefore, if Tenant, as debtor, or its trustee elects to assume this Lease, in addition to complying with all other requirements for assumption under the Federal Bankruptcy Code, then Tenant, as debtor, or its trustee or assignee, as the case may be, must also provide the adequate assurance of future performance, including but not limited to a deposit, the amount of which shall be reasonably determined based on the duration of time remaining in the Term, the physical condition of the Premises at the time the proceeding was filed, and such damages as may be reasonably anticipated after reinstatement of the Lease.

21.03                 Re-Leasing of Premises: In the event of declaration of forfeiture at or after the time of re-entry, and after all required notice and cure periods have expired without a cure or commencement of a cure, Landlord may re-lease the Premises or any portion(s) of the Premises for a term or terms and at a rent which may be less than or exceed the balance of the term of and the rent reserved under this Lease. In such event Tenant will pay Landlord as liquidated damages for

Tenant’s default any deficiency between the total rent reserved and the net amount, if any, of the rents collected on account of the lease or leases of the Premises which otherwise would have constituted the balance of the term of this Lease. In computing such liquidated damages, there will be added to the deficiency reasonable expenses which Landlord may incur in connection with re-leasing, such as legal expenses, reasonable attorneys’ fees, brokerage fees and expenses, advertising and for keeping the Premises in good order or for preparing the Premises for re-leasing. Any such liquidated damages will be paid in monthly installments by Tenant on the Rent Day and any such suit brought to collect the deficiency for any month will not prejudice Landlord’s right to collect the deficiency for any subsequent month by a similar proceeding. In lieu of the foregoing computation of liquidated damages, Landlord may elect, at its sole option, to receive liquidated damages in one payment equal to any deficiency between the total rent reserved hereunder and the fair and reasonable rental of the Premises, both discounted at five percent (5%) per annum to present value at the time of declaration of forfeiture.

21.04                 Failure to Re-Lease Premises: Whether or not forfeiture has been declared, Landlord will attempt to re-lease the Premises, however, Landlord will not be responsible in any way for failure to re-lease the Premises, or in the event that the Premises are re-leased, for failure to collect the rent under such re-leasing. The failure of Landlord to re-lease all or any part of the Premises will not release or affect Tenant’s liability for rent or damages.

21.05                 Mitigation of Damages. Notwithstanding anything contained herein to the contrary, Landlord shall only recover once for its damages as provided herein. Landlord shall exercise its rights and remedies in a commercially reasonable manner so as to mitigate its damages. If Landlord recovers a money judgment against Tenant for Tenant’s default of its obligations hereunder or otherwise, the judgment shall be limited to Landlord’s actual direct, but not consequential damages or lost profits.

SECTION 22
Surrender of Premises on Termination

22.01                 Condition of Premises Upon Termination: At the expiration (or earlier termination) of the Term, Tenant will surrender the Premises broom clean and in as good condition and repair as they were at the time Tenant took possession, reasonable wear and tear excepted, and promptly upon surrender will deliver all keys and building security cards for the Premises to Landlord at the place then fixed for payment of rent. All reasonable costs and expenses incurred by Landlord in connection with repairing or restoring the Premises to the condition called for herein, together with the costs, if any, of removing from the Premises any property of Tenant left therein shall be invoiced to Tenant and shall be payable as additional rental within thirty (30) days of the date of such invoice.

22.02                 Storage of Tenant’s Property: If Tenant fails to remove all its property (or property of others in its possession) from the Premises on termination of this Lease (for any cause), Landlord at its option may remove the property in any manner that it chooses and may store the property without liability to Tenant for loss, whether based on contract, tort or otherwise. Tenant agrees to pay Landlord on demand any and all expenses incurred in such removal, including court costs, reasonable attorneys’ fees and storage charges on the property for any length of time it is in Landlord’s possession. Tenant will indemnify and hold Landlord harmless from any claim by third parties with respect to property owned or claimed by them, left in the Premises by Tenant, and removed by Landlord pursuant to this paragraph. Under no circumstances will Landlord be obligated to retain any property left on the Premises or in Landlord’s possession longer than two (2) months after termination of this Lease (for any cause) and Landlord may after two (2) months dispose of the property in any manner it deems appropriate, including public or private sale or by destruction, discard or abandonment and the proceeds of any such sale will be applied against any sums due Landlord under this Lease.

SECTION 23
Performance by Landlord of the Covenants of Tenant

23.01                 Tenant’s Failure to Perform: If Tenant fails to pay any sum of money, other than rental, required to be paid hereunder or fails to perform any act on its part to be performed hereunder and such failure shall continue for a period of thirty (30) days after written notice from Landlord (or a reasonable period of less than thirty (30) days when life, person or property is in jeopardy), Landlord may (but shall not be required to) after all required notice and cure time periods have expired without a cure or commencement of a cure, and without waiving or releasing Tenant from any of Tenant’s obligations, make any such payment or perform any such other act. All sums paid by Landlord and all reasonable incidental costs, including without limitation the cost of repair, maintenance or restoration of the Premises if so performed by Landlord hereunder, shall be deemed additional rental and, together with interest thereon at the rate set forth in Section 5.02 from the date of payment by Landlord until the date of repayment by Tenant to Landlord, shall be payable to Landlord within thirty (30) days after receipt of invoice by Tenant. Notwithstanding the foregoing, if any such failure cannot reasonably be remedied within thirty (30) days after notice of such failure, then Tenant shall have such additional time (not to exceed an additional thirty (30) days) as shall be reasonably necessary to remedy such failure (so long as Tenant continues to use due diligence) before Landlord can perform obligations On default in such payment, Landlord shall have the same remedies as on default in payment of rent. The rights and remedies granted to Landlord under this Section 23 shall be in addition to and not in lieu of all other remedies, if any, available to Landlord under this Lease or otherwise, and nothing herein contained shall be construed to limit such other remedies of Landlord with respect to any matters covered herein.

SECTION 24
Subordination; Estoppel Certificates

24.01                 Subordination: Tenant agrees, that at Landlord’s option, this Lease may be either subordinate or paramount to any construction loans, mortgages, trust deeds and ground or underlying leases now or hereafter affecting the Premises and to any and all advances to be made thereunder, and to the interest and charge thereon, and all renewals, replacements and extensions thereon, provided the mortgagee, lessor or trustee named in any such mortgages, trust deeds or leases agrees to recognize the lease of Tenant in the event of foreclosure or other enforcement of such instruments (and, if requested by Tenant, shall enter into a commercially reasonable non-disturbance agreement with Tenant) if Tenant is not in default. This section shall be self-operative and no further instrument shall be required. However, Tenant will execute promptly any instrument or certificate that Landlord may reasonably request to confirm such subordination or superior status, subject to Tenant’s receipt of a non-disturbance agreement, if so requested.

SECTION 25
Substitute Space

25.01                 Substitute Space: Intentionally deleted.

SECTION 26
Quiet Enjoyment

26.01                 Quiet Enjoyment: Landlord agrees that at all times when Tenant is not in default under the provisions and during the Term of this Lease, Tenant’s quiet and peaceable enjoyment of the Premises will not be disturbed or interfered with by Landlord or any person claiming by, through, or under Landlord.

SECTION 27
Holding Over

27.01                 Holding Over: If Tenant remains in possession of the Premises after expiration of this Lease without executing a new lease, it will be deemed to be occupying the Premises as a tenant from month-to-month (regardless of whether rent is reserved annually or monthly hereunder), subject to all the provisions of this Lease to the extent that they can be applicable to a month-to-month tenancy, except that the minimum rental for each month will be one hundred twenty percent (120%) of the Base Monthly Rental.

SECTION 28
Remedies Not Exclusive; Waiver

28.01                 Remedies: Each and every of the rights, remedies and benefits provided by this Lease are cumulative and are not exclusive of any other of said rights, remedies and benefits, or of any other rights, remedies and benefits allowed by law.

28.02                 Waiver of Covenant: One or more waivers of any covenant or condition by Landlord will not be construed as a waiver of a further or subsequent breach of the same covenant or condition, and the consent or approval by Landlord to or of any act by Tenant requiring Landlord’s consent or approval will not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent similar act by Tenant.

SECTION 29
Waiver of Subrogation

29.01                 Waiver of Subrogation: Landlord and Tenant shall obtain permission from each insurer to, and to the extent so permitted, hereby waive any and all right of recovery against each other for any loss or damage caused by fire or any of the risks covered by standard fire and extended coverage, vandalism and malicious mischief insurance policies.

SECTION 30
Indemnification

30.01                 Indemnification by Tenant: Tenant at its expense will defend, indemnify and save Landlord and its licensees, servants, agents, employees and contractors, harmless from any claim or condition of the Premises, the use or misuse thereof by Tenant or any other person, the acts or omissions of Tenant, its clients, customers, invitees, licensees, servants, agents, employees or contractors, the failure of Tenant to comply with any provision of this Lease, or any other event occurring on the Premises, whatever the cause; provided, however, that nothing herein shall be construed to require Tenant to indemnify Landlord or its licensees, servants, agents, employees, and contractors against Landlord’s or its licensees’, servants’, agents’, employees’ and contractors’ own acts, omissions or neglect.

30.02                 Indemnification by Landlord: Landlord at its expense will defend, indemnify and save Landlord and its licensees, servants, agents, employees and contractors, harmless from any claim or condition of the Premises, the use or misuse thereof by Tenant or any other person, the acts or omissions of Tenant, its clients, customers, invitees, licensees, servants, agents, employees or contractors, the failure of Landlord to comply with any provision of this Lease, or any other event occurring in the Building or Common Areas, whatever the cause; provided, however, that nothing herein shall be construed to require Landlord to indemnify Tenant or its licensees, servants, agents, employees, and contractors against Tenant’s or its licensees’, servants’, agents’, employees’ and contractors’ own acts, omissions or neglect.

SECTION 31
Assignment by Landlord

31.01                 Assignment by Landlord: The term “Landlord” as used in this Lease so far as covenants, agreements, stipulations or obligations on the part of the Landlord are concerned is limited to mean and include only the owner or owners of fee title (or of a ground leasehold interest or land contract vendee’s interest) to the Premises at the time in question, and in the event of any transfer or transfers of the title to such fee the Landlord herein named (and in case of any subsequent transfers or conveyances the then grantor) will automatically be freed and relieved from and after the date of such transfer or conveyance of all liability for the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed.

31.02                 Landlord’s Default: If Landlord fails to perform any provision of this Lease upon Landlord’s part to be performed, and if as a consequence of such default Tenant recovers a money judgment against Landlord, such judgment may be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Premises and out of rents or other income from such property receivable by Landlord and Landlord shall not be personally liable for any deficiency.

SECTION 32
Security Deposit

32.01                 Security Deposit: Landlord hereby acknowledges the receipt of the Security Deposit, if any. If Tenant defaults in any of the provisions of this Lease, Landlord may use, apply or retain all or any part of the Security Deposit for the payment of rents and/or other charges which are the obligation of Tenant under this Lease in default or for any other sum which Landlord may expend by reasons of Tenant’s default, including any damages or deficiency in the releasing of the Premises. If Tenant fully complies with all the provisions of this Lease, the Security Deposit, or balance thereof, will be returned to Tenant without interest after (i) the termination of this Lease, (ii) the removal of Tenant, and (iii) the surrender of possession of the Premises to Landlord. Unless Landlord is shown evidence satisfactory to it that the right to receive the Security Deposit has been assigned, Landlord may return the Security Deposit to the original Tenant regardless of one or more assignments of the Lease itself.

SECTION 33
Hazardous Materials

33.01                 No Hazardous Materials: Tenant warrants and represents that the Premises will not be used by Tenant, or anyone acting by or through Tenant to dispose of, refine, generate, manufacture, produce, store, handle, treat, transfer, release, process or transport any Hazardous Materials in violation of any applicable laws, rules or regulations.

33.02                 Use of Premises: Tenant shall not cause or permit the Premises to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process Hazardous Materials in violation of any applicable laws, rules or regulations, nor shall Tenant cause or permit, as a result of any intentional or unintentional act or omission on the part of Tenant, a release of Hazardous Materials onto the Premises. Tenant agrees to promptly deliver to the Landlord copies of all notices received by Tenant from any federal, state or local authority regarding environmental problems affecting the Premises. The provisions hereof shall be in addition to any and all other obligations and liabilities Tenant may have to the Landlord in common law and shall survive termination of this Lease and the satisfaction of all other obligations of Tenant hereunder.

33.03                 Presence of Hazardous Materials/Indemnity: If Hazardous Materials are present on or under the Premises as a result of the acts or omissions of Tenant, Tenant shall: (1) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions necessary to clean up and remove all Hazardous Materials on, under, from or affecting the Premises in accordance with all applicable Environmental Law; (ii) defend, indemnify and hold harmless Landlord, its employees, agents, officers and directors from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to: (A) the presence, disposal, release or threatened release of any Hazardous Materials on, over, under, from or affecting the Premises or the soil, water, vegetation, buildings, personal property, persons or animals thereon; (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (C) any lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials; or (D) any violation of laws, orders, regulations, requirements or demands of government authorities, or any policies or requirements of Landlord, which are based upon or in any way related to such Hazardous Materials, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, court costs and litigation expenses. In no event shall Tenant have any liability for: (i) any act of negligence of the Landlord or its successors or assigns, (ii) conditions not in existence on the day Landlord, its successors or assigns, takes possession of the Premises; (iii) conditions caused by, aggravated or worsened by Landlord, or its successors, assigns or any third party, after the date Landlord or its successors and assigns takes such possession; or (iv) conditions caused or permitted by Landlord, any previous or current tenant of the Building, any previous owner or previous owners’ tenants, or anyone other than Tenant its affiliates, agents, contractors, vendors or invitees. In any event, provided enforcement is stayed, there shall be no liability with respect to a Hazardous Materials “clean up” until Tenant’s rights to appeal any governmental order (state or federal) relating to a “clean up” shall have been exhausted, waived, or terminated.

SECTION 34
Movement of Tenant’s Property

34.01                 Moving Tenant’s Property: All activities of Tenant in connection with (a) Tenant’s move into the Premises at the commencement of this Lease, (b) the movement of equipment, furniture or other bulky items into, out of or within the Premises during the Term, or (c) Tenant’s move out of the Premises at any time (whether or not on the termination of this Lease) will be subject to the following:

A.                                    Designated Access: All furniture, equipment and all other items of personal property being moved or transferred will enter and leave the Building solely through and by way of such area or entrance as may be designated from time to time by Landlord for such purposes;

B.                                    Tenant Responsible: Tenant will be responsible for the active supervision (on-site) of all workmen and others performing the move, and will indemnify and hold harmless Landlord against and from all liability for damage to property (whether belonging to Landlord, other tenants or any other person) and injuries to persons in connection with the move and the actions, or failure to act, of or by those performing the move; provided, however, that nothing herein shall be construed to require Tenant to indemnify Landlord or its licensees, servants, agents, employees, and contractors against Landlord’s or its licensees’, servants’, agents’, employees’ and contractors’ own acts, omissions or neglect.

C.                                    Damage: Tenant will be responsible for any damage to the Building, the Common Areas, the Premises, or the premises and property of other tenants, caused by or incurred in connection with the move or the activities connected therewith. Landlord will perform such inspection(s) as Landlord in its sole discretion determines to be appropriate, and will invoice Tenant for the reasonable costs of repair of all such damage or the replacement, if necessary, of damaged items. All determinations of the extent of damage and the costs of repair or replacement will be made by Landlord in the exercise of its reasonable, good faith discretion. The invoiced sums will constitute amounts included within and payable under Section 9, above.

SECTION 35
Non-Terminability, Compliance With Laws, Costs, Severability

35.01                 Intentionally deleted.

SECTION 36
Entire Agreement

36.01                 Entire Agreement: This Lease and the Riders attached hereto which are hereby incorporated herein and form a part hereof, set forth all of the covenants, agreements, stipulations, promises, conditions and understandings between Landlord and Tenant concerning the Premises and there are no covenants, agreements, stipulations, promises, conditions or understandings, either oral or written, between them concerning the Premises other than herein set forth.

SECTION 37
Recording

37.01                 Recording: This Lease shall not be recorded by Tenant nor shall Tenant file or record a memorandum of lease or affidavit of claim with respect to this Lease or the Premises. At Landlord’s option, Landlord may record this Lease. Upon Landlord’s request, Tenant shall execute and deliver to Landlord a memorandum of lease or affidavit of claim for recording by Landlord.

SECTION 38
General

38.01                 General Terms: Many references in this Lease to persons, entities and items have been generalized for ease of reading. Therefore, reference to a single person, entity or item will also mean more than one person, entity or thing whenever such usage is appropriate. Similarly, pronouns of any gender should be considered interchangeable with pronouns of other genders.

38.02                 Joint and Several: In the event more than one party signs this Lease as Tenant such parties shall be both jointly and severally liable for payment of amounts due hereunder and performance of the terms and conditions hereof. This Lease may be enforced by Landlord against any of such parties at Landlord’s sole discretion. Each Tenant consents to the in personam jurisdiction of the Michigan Courts located in Washtenaw County, Michigan and the United States Federal Court for the Eastern District of Michigan.

38.03                 Captions: Captions to sections and paragraphs are provided solely for the sake of convenience and shall have no substantive effect whatsoever.

38.04                 Amendments: This lease can be modified or amended only by a written agreement signed by Landlord and Tenant.

38.05                 Binding Lease: All provisions of this Lease are and will be binding on the heirs, executors, administrators, personal representatives, successors and assigns of Landlord and Tenant.

38.06                 Governing Law: The laws of the State of Michigan will control in the construction and enforcement of this Lease.

38.07                 Signage: Landlord shall, at its sole cost and expense, provide building standard signage identifying Tenant and the Premises.

38.08                 Brokers: Each party represents and warrants that they have not dealt with any person who would be entitled to broker’s fees or commissions in connection with the transactions contemplated by this Lease. Each party shall indemnify and hold the other party harmless from any and all claims for broker’s fees or commissions payable as a result of such party’s actions.

38.09                 Unavoidable Delays: If either party shall be prevented or delayed from punctually performing any obligation or satisfying any condition under this Lease by any strike, lockout, labor dispute, inability to obtain labor or materials or reasonable substitutes therefor, Act of God, governmental restriction, regulation or control, enemy or hostile governmental action, civil commotion, insurrection, sabotage, fire or other casualty, or any other condition beyond the reasonable control of such party, then the time to perform such obligation or satisfy such condition shall be extended by the delay caused by such event. If either party shall, as a result of any such event, be unable to exercise any right or option within any time limit provided therefor in this Lease, such time limit shall be deemed extended for a period equal to the duration of the delay caused by such event.

[END OF TEXT; SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

WITNESS:	LANDLORD:
DOMINO’S FARMS OFFICE PARK, L.L.C.
(a Michigan limited liability company)

/s/ Margaret Parkinson	By:	/s/ Paul R. Roney
Its: Manager

TENANT:
AASTROM BIOSCIENCES, INC.
(a Michigan Corporation)

/s/ Margaret Parkinson	By:	/s/ Gerald D. Brennan, Jr.
Its: VP, Administrative & Financial Operations and CFO

RIDER A
Location of Premises

The office is located in the building commonly known as Domino’s Farms Prairie House located at 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan 48106.

RIDER B

Rules and Regulations

The Landlord, or the Agent of the Landlord, as the case may be, reserves the right to make such other further and reasonable rules and regulations as in its judgment may from time to time be necessary or desirable for the safety and preservation of good order and prestige therein.

Wherever the word “Tenant” occurs, it is understood and agreed that it shall mean Tenant’s employees, agents, clerks, servants and visitors. Wherever the word “Landlord” occurs, it is understood and agreed that it shall mean Landlord’s assigns, agents, clerks, servants and visitors.

1.                        No sign, picture, lettering, notice or advertisement of any kind shall be painted, taped or displayed on or from the windows, doors, roof or outside wall of the premises. Landlord shall have the right to approve all signs, exhibits and displays to be made by Tenant in and from common areas of the building. All of Tenant’s interior sign painting or lettering shall be approved by Landlord and the cost thereof shall be paid by Tenant.

2.                        No electric or other wires for any purpose shall be brought into the premises without Landlord’s written permission specifying the manner in which same may be done. This shall prohibit use of hot plates (cooking) and only approved electric percolators or coffee makers shall be permitted. No boring, cutting or stringing of wire shall be done without Landlord’s prior written consent. Tenant shall not disturb or in any way interfere with the electric light fixtures, and all work upon or alterations to the same shall be done by persons authorized by Landlord.

3.                        Water closets and other toilet fixtures shall not be used for any purpose other than that for which the same is intended, and any damage resulting to same from Tenant’s misuse shall be paid for by Tenant. No person shall waste water by interfering or tampering with the faucets or otherwise.

4.                        No person shall disturb the occupants of this or adjoining buildings or premises by the use of radios, television sets, loud speakers, or musical instruments, or by making loud or disturbing noises.

5.                        No bicycle or other vehicle and no pets shall be allowed in offices, hall, corridors or elsewhere in the building.

6.                        No floor load exceeding an average rate of 60 pounds of live load per square foot of floor area can be allowed. Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the building structure or to any other leased space in the building shall be placed and maintained by Tenant in settings of cork, rubber, spring or other types of vibration eliminators sufficient to eliminate such vibration or noise.

7.                        Any safe, vault, heavy equipment, furniture, or machinery moved in or out of the premises shall be moved in such manner and at such times as Landlord shall in each instance approve.

8.                        No additional lock or locks shall be placed on any door in the building without Landlord’s prior written consent. Upon the termination of this Lease, the Tenant shall surrender to Landlord all keys and card access to the premises. A twenty-five dollar fine will be imposed for each key or card access not returned to Landlord.

9.                        Tenant shall not install or operate any steam or gas engine or boiler, or carry on any mechanical business on said premises, or use oil burning fluids or gasoline for heating or lighting or for any other purpose. No article deemed extra hazardous on account of fire or other dangerous properties, or any explosive, shall be brought into said premises.

10.                 The premises shall not be used for lodging or sleeping, or for any immoral or illegal purposes.

11.                 Any newspaper, magazine or other advertising done from the said premises or referring to the said premises, Domino’s Farms or Prairie House, which in the opinion of the Landlord is objectionable, shall be immediately discontinued upon notice from the Landlord.

12.                 The sidewalk, entry, passage hall and stairway shall not be obstructed or used for any purpose other than those of ingress and egress without the express written consent of the Landlord.

13.                 All deliveries to the premises shall be through the loading docks, and at no time shall delivery companies block the parking lots, fire lanes or facility entrances with delivery vehicles.

14.                 Window coverings other than those which may be provided by Landlord, either inside or outside of the windows, may only be installed with the Landlord’s prior written consent, and must be furnished, installed and maintained at the expense of the Tenant and at Tenant’s risk, and must be of such shape, color, material, quality and design as may be prescribed by the Landlord. Tenant shall exercise reasonable care in placing furniture, equipment, etc. in such a position as to not obstruct the windows.

15.                 Tenant will exercise reasonable discretion with regard to thermostat settings within the tenant space. Acceptable temperatures for heating will not exceed 72 degrees or fall below 68 degrees for cooling.

16.                 Tenant will be responsible for vending service located within the tenant premises. Landlord will designate approved vending contractors within the building. Tenant will coordinate vending installation with Landlord.

17.                 Domino’s Farms is a smoke free campus; smoking of cigars, pipes and cigarettes are not allowed inside the facility, near any entrances to the building, in the parking lots or on the property.

18.                 Subject to the terms of the Lease between Tenant and Landlord, Landlord will provide normal heating, ventilation and air conditioning as reasonably required by prevailing weather conditions to the leased premises on the following days (except legal holidays):

Monday — Friday                                                         8:00 AM to 8:00 PM

Saturday                                                                                                            8:00 AM to 2:00 PM

Should the Tenant require occasional HVAC operation outside the hours stated above, such operation will be available at a cost of $25.00 per hour.

19.                 Periodic fire drills and emergency evacuation drills (to include severe weather) will be conducted by the building Security Department. Tenant participation is mandatory.

RIDER C

Work Agreement

This Work Agreement is attached to and made a part of the Lease by and between Domino’s Farms Office Park LLC (“Landlord”) and Aastrom Biosciences, Inc. (“Tenant”) for space in the building located at 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan.

The Work Agreement shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in the Premises for Tenant’s use. All improvements described in this Work Agreement are hereinafter referred to as the “Leasehold Improvements.”

All changes and improvements to the Premises will be made in accordance with plans and specifications which will be provided to and approved by Landlord, subject to the Interior Specifications for Tenant Improvements Manual for this facility. Landlord will not unreasonably withhold consent for Tenant to make improvements so long as the Leasehold Improvements are consistent and compatible with materials and colors of the existing building. The Landlord shall serve as the General Contractor for said Leasehold Improvements, and will not charge Tenant a fee for said services. The Landlord shall be responsible for obtaining any and all applicable permits, and to insure that all work is paid for in full, and that Landlord’s interest in the property will be kept free from any liens.

For the Level 1 Mechanical and Storage Rooms, the Tenant will accept the space in “As-is” condition and configuration.

For the Level 2 suite, the Landlord will contribute up to $35 per usable square foot (maximum of $1,040,725) to the cost of the construction and improvements to the Premises.

As of the date of execution of this Lease, a detailed space plan for the Premises is being prepared for the Tenant by Ann Arbor Architects Collaborative (A3C). Working drawings and specifications (the “Plans”) are being developed and finalized, and all costs for same will be considered part of the Leasehold Improvements and shall be paid from the Landlord’s Allowance. The cost for said architectural services will be documented with actual invoices upon receipt and payment by the Landlord. The balance of the Landlord’s Allowance will be applied to invoices for work related to the Leasehold Improvements. The cost of the Leasehold Improvements which exceeds the Landlord’s Allowance will be the responsibility of the Tenant.

The Landlord is willing to finance up to 67% of the Tenant portion of the construction costs, not to exceed $900,000, over a 4 year period of time at a seven (7) percent interest rate. This offer is predicated upon a total construction budget of approximately $2.4 million. After the project is complete and all invoices have been received and compiled, the Landlord’s contribution will be subtracted from the final cost. The remainder, which will be the Tenant’s portion, will then be divided. The portion that the Landlord is willing to finance will be amortized and divided over a 48 month payment plan. The monthly amount shall be due and payable with the rent payments. The balance of the costs will be due and payable by the Tenant in a lump sum within 30 days of receipt of an invoice for same.

In the event the cost of the Tenant Improvements does not reach or exceed the stated contribution provided by the Landlord, Tenant shall have no claim to the unallocated funds.

Landlord shall, promptly after approval of the Plans, submit to Tenant a detailed written statement of the cost of the Leasehold Improvements (the “Estimated Budget”). If the cost of the Leasehold Improvements set forth in the Estimated Budget is equal to or less than the Landlord’s Allowance, Landlord shall promptly commence the performance of the Leasehold Improvements. If the cost of the Leasehold Improvements set forth in the Estimated Budget is more than Landlord’s Allowance, then at Tenant’s election, to be made by giving written notice to Landlord within seven (7) days after Tenant’s receipt of the Estimated Budget, either (a) Landlord shall promptly commence performing the Leasehold Improvements as reflected in the Plans or (b) the Plans shall be revised as reasonably requested by Tenant so that the cost of the Leasehold Improvements will be acceptable to Tenant and Landlord shall, after approval of such Tenant, issue a revised Estimated Budget satisfactory to Tenant. If the revised Estimated Budget still exceeds Landlord’s Allowance, Tenant may either make further modifications to the Plans or elect to pay any overage by giving written notice of such election to Landlord within seven (7) days after receipt of the revised Estimated Budget.

Landlord shall construct the Leasehold Improvements (i) in an expeditious manner, (ii) in accordance with all applicable laws, including but not limited to the Americans with Disabilities Act, and the Working Drawings, as the same may be revised from time to time with the approval of Landlord and Tenant, and the plans and specifications for the Additional Work, if any, approved by Landlord and Tenant (the “Additional Work Drawings”), (iii) in a good and workmanlike manner, and (iv) using new materials unless otherwise specified in the Working Drawings or Additional Work Drawings. Landlord shall, at its sole cost, correct any defects in workmanship or materials in the Leasehold Improvements which appear within one (1) year after the Commencement Date. Landlord covenants and agrees that on the Commencement Date, the HVAC, electrical, plumbing, sprinkler and other utility systems serving the Premises will be in good working order and the Premises shall be in compliance with all applicable laws and covenants, conditions and restrictions of record.

Landlord shall give Tenant notice not less than thirty (30) days prior to the anticipated date of Substantial Completion (as defined in the Lease Summary). In addition, Landlord shall grant to Tenant a license to have access to the Premises and, as reasonably necessary, the Building at least two (2) weeks prior to the date designated in the Lease for the commencement of the term of the Lease to allow Tenant to do other work required by Tenant to make the Premises ready for Tenant’s use and occupancy (the “Tenant’s Pre-Occupancy Work”), including but not limited to installing furniture, fixtures and telephone and data equipment and cabling. In no event shall such access to the Premises or the performance of Tenant’s Pre-Occupancy Work or any other provision of this Paragraph 8 constitute occupancy of the Premises by Tenant for purposes of determining when the Work shall be deemed to be “substantially completed” or determining when the Commencement Date has occurred. It shall be a condition to the grant by Landlord and continued effectiveness of such license that:

(i) Tenant shall give to Landlord written notice that it will access the Premises for such purposes not less than five (5) days prior to the date on which such access will commence, which written notice shall contain or shall be accompanied by each of the following items, all in form and substance reasonably acceptable to Landlord: (a) a detailed description of and schedule for Tenant’s Pre-Occupancy Work; (b) the names and addresses of all contractors, subcontractors and material suppliers and all other representatives of Tenant who or which will be entering the Premises on behalf of Tenant to perform Tenant’s Pre-Occupancy Work or will be supplying materials for such work, and the approximate number of individuals, itemized by trade, who will be present in the Premises; (c) copies of all plans and specifications pertaining to Tenant’s Pre-Occupancy Work; (d) copies of all licenses and permits, if any, in connection with the performance of Tenant’s Pre-Occupancy Work; and (e) certificates of insurance (in amounts reasonably satisfactory to Landlord and with the parties identified in, or required by, the Lease named as additional insureds).

(ii) Such pre-term access by Tenant and its representatives shall be subject to reasonable scheduling by Landlord provided that such scheduling shall not prohibit access during normal business hours.

(iii) Tenant’s employees, agents, contractors, workmen, mechanics, suppliers and invitees shall work in harmony and not interfere with Landlord or Landlord’s agents in constructing the Leasehold Improvements, Landlord’s work in other premises and in common areas of the Building, or the general operation of the Building. If at any time any such person representing Tenant shall cause or threaten to cause such disharmony or interference, including labor disharmony, and Tenant fails to immediately institute and maintain such corrective actions as directed by Landlord, then Landlord may withdraw such license upon twenty-four (24) hours’ prior written notice to Tenant.

(iv) Any such entry into and occupancy of the Premises by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease and excluding only the covenant to pay Rent. Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s Pre-Occupancy Work made in or about the Premises or to property placed therein prior to the commencement of the term of the Lease, the same being at Tenant’s sole risk and liability, except any injury, loss or damage arising out of the gross negligence or willful misconduct of Landlord or any of its agents, contractors or employees.

RIDER D

Additional Provisions

The following Additional Provisions are attached to and made a part of the Lease by and between Domino’s Farms Office Park LLC (“Landlord”) and Aastrom Biosciences, Inc. (“Tenant”) for space in the building located at 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan.

Confidentiality Agreement:

Tenant agrees that Tenant will maintain the confidentiality of, and not disclose to third persons or parties, any of the details relating to this Lease except to such other persons or entities to whom Tenant would disclose such information in the ordinary course of its business.

Right of First Refusal:

So long as Tenant is not in default under the terms of this Lease beyond the applicable cure period at the time, Tenant is hereby granted a right of first refusal to lease the approximate 12,500 usable square feet of space immediately north of and adjacent to the Premises (the “Expansion Space”). Landlord shall give Tenant notice that it has received a bona fide offer to lease the Expansion Space, and Tenant shall then have five (5) business days from its notice of the intent to lease the space to respond and provide Landlord with written notice of its election to lease the Expansion Space on the same terms and conditions set forth in this Lease. Notwithstanding the foregoing, the following terms and conditions shall apply to Tenant’s lease of the Expansion Space:

(i)        The term of the lease of the Expansion Space shall commence on the date Landlord delivers possession of the Expansion Space to Tenant with any required work thereto substantially completed, and shall be co-terminus with the balance of the Term, and, if applicable, the Option Periods.

(ii)       Tenant’s Rent shall be proportionately increased to reflect the rentable square footage of the Expansion Space at the same rate currently in effect for the Premises.

Except as otherwise set forth above, all of the terms and conditions of this Lease shall apply to Tenant’s lease of the Expansion Space, and the parties agree to execute and deliver an Amendment to this Lease reflecting the terms and conditions of this Section within thirty (30) days after Tenant election to lease the Expansion Space. If Tenant does not exercise its Right of First Refusal with respect to the Expansion Space within the time period required, landlord may lease the Expansion Space to the prospective tenant. If leasing of the Expansion Space is not consummated within six (6) months after Tenant’s election not to exercise its Right of First Refusal, a subsequent lease of the Expansion space shall be subject to Tenant’s Right of First Refusal as set forth above.

RIDER E

HAZARDOUS MATERIALS

HAZARDOUS MATERIALS / TENANT OBLIGATIONS

A.                      Definitions. As used in this Section, “Environmental Law” and “Hazardous Materials” shall have the following meanings:

1.                       “Environmental Law” means any applicable federal, state or local government law, rule, ordinance or regulation in effect from time to time relating to the environment, pollution, toxic substances, Hazardous Materials or solid and /or toxic waste disposal, including, without limitation, the following statutes and the regulations promulgated thereunder:

(a)              Michigan Solid Waste Management Act, MCLA Section 299.401 et seq.;

(b)              Michigan Hazardous Waste Management Act, MCLA Section 299.501 et seq.;

(c)               Federal Resource Conservation and Recovery Act of 1976;

(d)              Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980; and

(e)               Federal Superfund Amendments and Reauthorization Act of 1986.

2.                       “Hazardous Materials” means “Hazardous Waste” or “Hazardous Substance” as those terms are currently defined in the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986.

B.                      Use of Premises. Tenant shall not cause or permit the Premises to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process Hazardous Materials in violation of any Environmental Law. At all times Tenant shall use and dispose of Hazardous Materials in compliance with all applicable Environmental Law and all requirements and guidelines of the United States Nuclear Regulatory Commission. Tenant shall not cause or permit, as a result of any intentional or unintentional act or omission on the part of Tenant, a release of Hazardous Materials onto the Premises, the Building or any area comprising part of the Domino’s Farms Office Park in violation of Environmental Law. Landlord and

Tenant will promptly deliver to the other copies of all notices received from any federal, state or local authority regarding environmental problems affecting the Premises. The provisions hereof shall be in addition to any and all other obligations and liabilities Tenant may have to the Landlord at law or in equity regarding Tenant’s violation of Environmental Law and shall survive termination of this Lease and the satisfaction of all other obligations of Tenant hereunder.

C.                      Presence of Hazardous Materials/Indemnity. If Hazardous Materials are present on or under the Premises in amounts, concentrations or in a manner in violation of Environmental Law by reason of the acts or omissions of Tenant or its agents, representatives, contractors, officers, directors, employees, licensees or invitees, Tenant shall: (i) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions necessary to clean up and remove all such Hazardous Materials on, under, from or affecting the Premises in accordance with all applicable Environmental Law; (ii) defend, indemnify and hold harmless Landlord, its employees, agents, officers and directors from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including attorneys’ fees) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to: (A) the presence, disposal, release or threatened release of any such Hazardous Materials on over, under, from or affecting the Premises or the soil, water, vegetation, buildings, personal property, persons or animals on, in over or under the Premises; (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (C) any lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Material; and/or (D) any violations of laws, orders, regulations, requirements or demands of government authorities, or any reasonable policies or requirements of Landlord (and in the case Landlord’s requirements of which Tenant was provided prior written notice), which are based upon or in any way related to such Hazardous Materials, including without limitation, reasonable attorney’s and reasonable consultant’s fees, investigation and laboratory fees, court costs and out-of-pocket litigation expenses. In no event shall Tenant have any liability for: (i) conditions not in existence on the day Landlord, its successors or assigns, takes possession of the Premises from Tenant, (ii) conditions existing prior to the date Tenant takes possession of the Premises, or (iii) conditions aggravated or worsened (but only to the extent so aggravated or worsened) by Landlord, or its successors, assigns or any third party, after the date Landlord or its successors and assigns takes such possession of the Premises. Landlord shall give Tenant prompt notice of any claim or information of which Landlord has knowledge that is likely to give rise to a claim for defense, indemnity or hold harmless under this Section, and shall permit Tenant’s involvement in the defense of any such claim as reasonably requested by Tenant. Neither Landlord nor Tenant shall settle or pay any third party claim with respect to any claim hereunder, except upon the written approval of both Landlord and Tenant. The provisions hereof shall be in addition to any and all other obligations and liabilities Tenant may have to the Landlord at law or in equity and shall survive termination of this Lease and the satisfaction of all other obligations of Tenant hereunder.

D.                      Right of Inspection. Landlord, its successors and assigns shall have the right to inspect the Premises at any reasonable time and from time to time upon not less than two (2) hours advance notice in order to determine whether Hazardous Materials are being used in violation of Environmental Law and whether Tenant is in full compliance with the terms of this Section, but Landlord shall have no obligation to conduct such inspections. All such inspections, including, without limitation, investigation, studies, sampling and testing, shall be at Tenant’s expense if the Premises are not in compliance with this Section otherwise they shall be at Landlord’s expense. Tenant is authorized to install its own security system for access to the Premises using so-called security card devices. Tenant shall immediately release any such security system upon notice from Landlord’s security personnel that an emergency exists requiring access to the Premises. Inspections by Landlord under this paragraph shall not unreasonably interfere with the operation of Tenant’s business and Landlord shall comply with Tenant’s Confidentiality Requirements (as defined in Section 17.01 of this Lease) and Tenant’s reasonable requests, provided, however, these provisions are subject to any actions reasonably necessary to meet or ameliorate any emergency threatening serious bodily injury or property damage.

E.                       Effect on Insurance. Notwithstanding anything in this Section to the contrary, Tenant shall not use or occupy or permit the Premises to be used or occupied, nor do or permit anything to be done in or on the Premises, in a manner which will in any way make void or voidable any insurance customary for buildings or property similar to the Premises (containing terms and conditions customary for insuring buildings or property similar to the Premises) then in force with respect thereto, or which will make it unreasonably difficult or impossible to obtain fire or other insurance (containing terms and conditions customary for insuring buildings or property similar to the Premises) carried by Landlord with respect to the property of which the Premises is a part. If Tenant’s failure to comply with the provisions of this Section causes any insurance premium to be higher than it would otherwise be, Tenant shall reimburse Landlord, as additional rent, for that part of all insurance premiums thereafter paid by Landlord which have been changed because of Tenant’s failure.

F.                        Reports. At reasonable intervals, and at least annually, Tenant shall provide to Landlord, at Landlord’s request, a list of all Hazardous Materials at any time used, stored, placed or brought onto the Premises since the date of the last report furnished to Landlord with respect to Hazardous Materials. In addition, Tenant shall provide to Landlord such reasonable documentation as Landlord may request to review the methods and procedures used by the Tenant in handling and disposing of any Hazardous Materials. If Landlord determines in its reasonable judgment that any Hazardous Material as it is being used by Tenant (taking into account the nature of the Hazardous Material, the manner of its use and the quantities on the Premises) presents an unreasonable hazard to, or unreasonably endangers the health, safety or welfare of, the Building’s Tenants, or any of them, Tenant shall, as appropriate, upon written notice from Landlord cease using any such Hazardous Material on the Premises and immediately dispose of such Hazardous Material in compliance with all Environmental Law or appropriately modify its use thereof so as to not render such use unreasonably hazardous or dangerous. In the event that Tenant disputes Landlord’s assessment or designation of any prohibited Hazardous Material, the matter shall be referred to an Environmental Engineer for decision. The decision of such Environmental Engineer shall be conclusive on the parties (except the extent that such decision is overridden by any governmental authority enforcing any Environmental Law). The fees of such Environmental Engineer shall be paid by the unsuccessful party and if both parties are partially unsuccessful, the Environmental Engineer shall apportion such fees and expenses between the parties, based on the degree of success of each party.

HAZARDOUS MATERIALS / LANDLORD OBLIGATION

A.                      Representations

In addition, Landlord represents, warrants and covenants to Tenant that:

1.                       Landlord has not, and, to Landlord’s knowledge no prior owner of the Building, tenant or prior tenant, occupant or prior occupant of the Building has, used or permitted the release of any Hazardous Materials on, from or affecting the Premises in any manner which violates Environmental Law.

2.                       Landlord has never received any summons, citation, directive, letter, notice or other communication, written or oral, regarding any violation of Environmental Law affecting the Premises, and there have been no actions commenced to Landlord’s knowledge threatened by any party for noncompliance therewith.

3.                       Any and all plumbing, sewer and disposal systems, and pipelines and tanks, located upon or beneath or servicing the Premises will be maintained in good and safe operating condition and repair and to Landlord’s knowledge are in good and safe operating condition and repair.

If it is determined during or following the termination or expiration of the Lease that there is a violation of Environmental Law associated with the leased premises and the violation was not created by Tenant, its agents, representatives, contractors, officers, directors, employees, licensees or invitees in violation of Environmental Law then Landlord agrees to comply with all federal, state, and local laws, ordinances, rules, regulations, and policies pertaining to such violation that are binding upon Landlord and to take whatever safety precautions and measures are required or prescribed, at the Landlord’s expense. Landlord also agrees to defend and indemnify Tenant and its affiliates and their respective agents, representatives, contractors, officers, directors, employees, licensees and invitees, from and against all obligations, liabilities, loss, costs, damages, settlement or expenses of whatsoever kind or nature, known or unknown, contingent or otherwise, directly or indirectly arising out of or in any way related to any of the following caused solely by Landlord, its agents, representatives, contractors, officers, directors, employees, licensees or invitees: (i) the presence, disposal, release or threatened release of any Hazardous Materials on, over, under, from or affecting the Premises or the soil, water, vegetation, buildings, personal property, persons or animals thereon; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (iii) any lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials; and/or (iv) any violations of laws, regulations, requirements or demands of government authorities which are based upon or are in any way related to Hazardous Materials, including, without limitation and in each of the foregoing cases, reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses. Landlord will notify Tenant in writing immediately of any condition of which Landlord has knowledge and which involves Hazardous Materials or violation of Environmental Law which might affect the Premises.

FIRST AMENDMENT TO A LEASE AGREEMENT

BETWEEN DOMINO’S FARMS OFFICE PARK, L.L.C.

(LANDLORD) AND AASTROM BIOSCIENCES, INC. (TENANT)

THIS FIRST AMENDMENT TO A LEASE AGREEMENT is made effective June 1, 2009 by and between DOMINO’S FARMS OFFICE PARK, L.L.C., a Michigan Limited Liability Company, (Landlord) and AASTROM BIOSCIENCES, INC., a Michigan corporation, (Tenant).

WHEREAS, Landlord entered into a Lease Agreement (the Lease) for a portion of the office building kown as Domino’s Farms Office Park located at 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106 with Aastrom Biosciences, lnc. (Tenant) on January 31st, 2007, and

WHEREAS, Tenant desired to modify the Premises to which said Lease shall apply,

NOW, THEREFORE, Landlord and Tenant agree to the following:

The Storage Rooms were consolidated and relocated to a 3,465 square foot suite on the West side of the corridor on Level 1 near Lobby L. Construction was performed to build the new storage room to the specifications desired by the Tenant. The cost of the construction was shared by the Landlord and Tenant, with the Landlord covering $21,000 and the Tenant portion being $30,304.14, for a total cost of $51,304.14.

The rental rate for the relocated storage room was reduced to $10.00 per usable square foot, subject to annual increases on the same schedule as the remainder of the Premises.

All other terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto executed this FIRST AMENDMENT TO LEASE AGREEMENT effective as of the day and year first above written.

TENANT:		LANDLORD:
AASTROM BIOSCIENCES, INC.		DOMINO’S FARMS OFFICE PARK, L.L.C.
(a Michigan corporation)		(a Michigan limited liability company)

By:	/s/ Timothy M. Mayleben	By:	/s/ Paul R. Roney
Paul R. Roney
Its:	CEO & President	Its:	Manager

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SECOND AMENDMENT TO A LEASE AGREEMENT

BETWEEN DOMINO’S FARMS OFFICE PARK, L.L.C.

(LANDLORD) AND AASTROM BIOSCIENCES, INC. (TENANT)

THIS SECOND AMENDMENT TO A LEASE AGREEMENT is made effective May 1, 2013 by and between DOMINO’S FARMS OFFICE PARK, L.L.C., a Michigan Limited Liability Company, (Landlord) and AASTROM BIOSCIENCES, INC., a Michigan corporation, (Tenant).

WHEREAS, Landlord entered into a Lease Agreement (the Lease) for a portion of the office building known as Domino’s Farms Office Park located at 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106 with Aastrom Biosciences, Inc. (Tenant) on January 31st, 2007, and

WHEREAS, Tenant desired to modify the Premises to which said Lease shall apply, and the Storage Rooms were consolidated and relocated by June l, 2009, and

WHEREAS, Tenant desired to extend the lease term,

NOW, THEREFORE, Landlord and Tenant agreed to the following:

PREMISES: Tenant will continue to occupy the existing suite located at Lobby K, Level 2 of the building (Primary Premises), as well as a storage area and an equipment room located at Lobby L, Level 1. The rentable square footage of the Level 2 suite will be 33,303, based on a usable size of 29,735 with a 12% common area factor. The rentable square footage for the Level 1 storage area and an equipment room will be the same as the usable square footage: 3,465 and 589 respectively.

LEASE TERM: The extended lease term will commence on May 1, 2013 and end on April 30, 2018.

LEASE RATE FOR PRIMARY PREMISES: Year 1 of the lease extension term will be at a rate of $28.00 per rentable square foot. The rent will be increased annually by the amount of the Consumers Price Index for the Detroit Metropolitan Area, as calculated by the U.S. Department of labor, with a cap of two percent (2%) in Year 2, a cap of two and one-quarter percent (2.25%) in Year 3, a cap of two and one-half percent (2.5%) in Year 4, and a cap of two and three-quarters percent (2.75%) in Year 5. In no case will the rent be reduced from the previous year.

FREE RENT: Tenant shall not be required to pay rent for the Primary Premises suite in December of each year of this extended term.

LEASE RATE FOR STORAGE AND EQUIPMENT AREAS: The rent for said areas will be at a flat rate of $10 per usable square foot for the duration of this extended term.

LEASE RATE FOR STORAGE CAGES: Tenant shall continue to rent six (6) individual storage cages located near the building dock on a month-to-month basis at the rate of $14 per usable square foot. Tenant has the right to relinquish one or more cages at any time by providing thirty (30) days of notice of intent to vacate same.

IMPROVEMENT ALLOWANCE: Landlord will contribute an amount of $210,000 for refurbishment or other physical alterations to the Premises. Said allowance shall be used between May 1, 2013 and November 30, 2014. Any funds not used for the intended purpose shall be payable to the Tenant in a lump sum in December of 2014.

RIGHT OF REFUSAL: In the event of a future vacancy, Tenant shall have a Right of Refusal for the contiguous suite located at Lobby L, Level 2 of the building, at the north end of the Premises. Said suite is 8,189 usable square feet (9,172 rentable square feet). At such time that said suite becomes available

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for lease and a replacement tenant has been identified, Tenant shall be notified and shall have a period of seven (7) days to exercise said Right of Refusal.

CANCELLATION RIGHT: Tenant shall have the right to terminate this lease at any time after the end of the third year of the extended lease term. Such termination will require four (4) month of prior written notice, and early termination fee equal to two (2) months of rent, and a rebate to Landlord of the pro-rated share of refurbishment dollars and/or lump sum payment made to Tenant in December of 2014, and a pro-rated share of the real estate commission paid to Swisher Commercial at the time this lease extension. Such monies will be due and payable upon the effective date of termination.

RENEWAL OPTIONS: Tenant shall have two (2) options for consecutive five (5) year lease renewals, at the then-current market rates. Said option shall be exercisable with six (6) months of prior written notice to Landlord.

CONFIDENTIALITY AGREEMENT: Landlord, Tenant and Swisher Commercial shall maintain the confidentiality of, and not disclose to third persons or parties, any of the details relating to this lease extension, other than to Tenants board of directors, managers, professional advisors, auditors, bankers and State regulators, as necessary.

All other terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto executed this SECOND AMENDMENT TO LEASE AGREEMENT effective as of the day and year first above written.

TENANT:		LANDLORD:
AASTROM BIOSCIENCES, INC.		DOMINO’S FARMS OFFICE PARK, L.L.C.
(a Michigan corporation)		(a Michigan limited liability company)

By:	/s/ Dominick C. Colangelo	By:	/s/ Paul R. Roney
Paul R. Roney
Its:	President and CEO	Its:	Manager

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